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                                                                      EXHIBIT 99

                          WILLBROS GROUP, INC. [LOGO]


                                             CONTACT: Michael W.  Collier
                                                      Investor Relations Manager
NEWS RELEASE                                          Willbros USA, Inc.
                                                      (713) 403-8016

FOR IMMEDIATE RELEASE                                 Jack Lascar
                                                      Partner
                                                      DRG&E / (713)529-6600


              WILLBROS ANNOUNCES EXERCISE OF $10 MILLION OPTION TO
                  PURCHASE ADDITIONAL CONVERTIBLE SENIOR NOTES

HOUSTON - April 13, 2004 - Willbros Group, Inc. (NYSE: WG) announced today that the initial purchasers of its 2.75% Convertible Senior Notes due 2024 have exercised their option to purchase an additional $10 million aggregate principal amount of the notes. The sale of such notes closed today. The primary offering of $60 million aggregate principal amount of notes closed on March 12, 2004. As a result of the exercise of the purchase option, the total principal amount of the notes issued by Willbros is $70 million.

The notes are convertible into shares of Willbros' common stock at a conversion rate of 51.3611 shares of common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of $19.47 per share of common stock, subject to adjustment in certain circumstances. The notes will be convertible only upon the occurrence of certain specified events including, but not limited to, if, at certain times, the closing sale price of the Company's Common Stock exceeds 120% of the then current conversion price, or $23.36 per share based on the initial conversion price.

Willbros has used or intends to use the net proceeds of the offering of $70 million aggregate principal amount of notes to:

    o   Retire indebtedness;
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    o   Provide capital to support expansion of current operations; and

    o Fund possible acquisitions of assets and businesses, which would complement Willbros' capabilities, including asset development.

The notes have been offered only to "qualified institutional buyers" in accordance with Rule 144A. The notes and the shares of common stock issuable upon conversion of the notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the notes or the shares of common stock issuable upon conversion of the notes, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. This press release is being issued pursuant to Rule 135c under the Securities Act.

Willbros Group, Inc. is one of the leading independent contractors serving the oil, gas and power industries, providing construction, engineering and other specialty oilfield-related services to industry and government entities worldwide.

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